Press Release

January 17, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS FOR 4TH QUARTER AND THE YEAR 2007

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports net income of $4,402,000 or $0.25 per share, for the fourth quarter of 2007, compared to $5,003,000 or $0.29 per share, for the fourth quarter of 2006. The return on average equity and return on average assets were 14.51 percent and 1.33 percent, respectively, for the fourth quarter of 2007.

During the fourth quarter, loans grew by $42 million. The loan growth was funded by a $53 million increase in deposits. Short term borrowings declined by $12 million, while there was no significant change in long-term borrowings. Net income for the fourth quarter was reduced by an increase in the provision for loan losses and the write-off of accrued interest of approximately $190,000 on loans placed on non-accrual status. Because of the decline in net income for the fourth quarter and ultimately the year, the amount set aside for profit sharing and bonuses was reduced by $120,000 in the fourth quarter compared to the third quarter.

Net income for the year ended December 31, 2007, was $18,920,000, compared to $19,407,000 for 2006. Earnings per share were $1.08 compared to $1.11 for 2006. For 2007, the return on average equity was 16.21 percent and the return on average assets was 1.45 percent. As of December 31, 2007, equity as a percentage of total assets was 9.08 percent.

The Company’s 2007 net income was $487,000 lower than 2006. West Bank’s net income was $511,000 lower, while net income from WB Capital was $303,000 higher. Expenses at the holding company account for the remaining decline in net income. West Bank’s net income was lower due to lower net interest income and a higher provision for loan losses. Net interest income declined because the cost of funds increased more than the yield on earning assets. Net income at WB Capital increased because of cost savings realized after VMF Capital and Investors Management Group merged in late 2006.

The provision for loan losses for 2007 was $2.4 million compared to $1.7 million for 2006. Net loans charged off during the fourth quarter totaled $1.2 million, bringing net charge-offs for 2007 to $1.9 million. For 2006, net charge-offs were $0.8 million. The increase in fourth quarter net charge-offs was primarily related to one customer. During the fourth quarter, this customer, who was a real estate developer, informed West Bank it was ceasing operations. Its operating line of credit with an outstanding balance of approximately $0.8 million was charged off. Secured real estate loans outstanding to the customer totaling $2,987,000 were placed on non-accrual status. Non-accrual loans at December 31, 2007 totaled $5,469,000, up from $495,000 at the end of 2006. The remainder of the increase in non-accrual loans over last year primarily relates to loans totaling $1,750,000 to one borrower in eastern Iowa that are secured by residential rental properties. Loans past due 90 days or more and still accruing interest as of the end of 2007 totaled $408,000 compared to $155,000 a year earlier. Other real estate owned was $155,000 and $2,002,000 at December 31, 2007 and 2006, respectively. The allowance for loan losses as a percent of total loans was .91 percent as of December 31, 2007 compared to .94 percent a year ago. This percentage declined slightly due to loan growth in the fourth quarter. Nonperforming assets as a percentage of loans at December 31, 2007, was 0.61 percent compared to 0.29 percent at 2006 year end.

On January 16, 2008, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on February 13, 2008, to shareholders of record on January 28, 2008. As of January 15, 2008, there were 17,405,682 shares of common stock outstanding. During December 2007, the Company repurchased 74,500 shares of its common stock at an average price of $13.08. In 2008, through January 15th, the Company has repurchased 56,500 shares at an average price per share of $13.51. The Company is authorized, but not required, to repurchase up to $5 million in the Company’s common stock through April of 2008.

The Company will discuss its results for 2007, during a conference call scheduled for 2:00 p.m. central time on Thursday, January 17, 2008. The telephone number for the conference call is 800-860-2442. A replay of the conference call will be available until January 24, 2008, at 877-344-7529, pass code: 414776#.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area. WB Capital Management Inc., also a wholly owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville, Iowa. It provides portfolio management services to individuals, retirement plans, corporations, public funds, mutual funds, foundations, endowments and high net worth individuals.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	December 31,	December 31,
CONSOLIDATED STATEMENTS OF CONDITION	2007	2006
Assets
Cash and due from banks	$49,529	$35,063
Short-term investments	414	615
Securities	237,378	261,578
Loans	985,423	904,422
Allowance for loan losses	(8,935)	(8,494)
Loans, net	976,488	895,928
Goodwill and other intangible assets	27,061	27,917
Bank-owned life insurance	24,341	22,956
Other assets	24,757	24,479
Total assets	$1,339,968	$1,268,536

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$196,698	$203,964
Interest-bearing
Demand	85,027	57,605
Savings	243,405	234,240
Time	385,795	429,525
Total deposits	910,925	925,334
Short-term borrowings	169,602	111,275
Long-term borrowings	123,619	106,019
Other liabilities	14,216	12,096
Stockholders' equity	121,606	113,812
Total liabilities and stockholders' equity	$1,339,968	$1,268,536

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2007
1st quarter	$0.25	$0.160	$18.25	$14.29
2nd quarter	0.29	0.160	16.36	14.17
3rd quarter	0.28	0.160	16.19	14.68
4th quarter	0.25	0.160	15.98	11.85

2006
1st quarter	0.26	0.152	18.95	16.67
2nd quarter	0.28	0.152	19.98	15.24
3rd quarter	0.28	0.160	18.10	15.61
4th quarter	0.29	0.160	19.02	16.69

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ Global Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
CONSOLIDATED STATEMENTS OF OPERATION	2007	2006	2007	2006
Interest income
Loans	$17,389	$17,172	$70,155	$67,176
Securities	2,666	2,878	11,120	11,657
Other	70	270	752	903
Total interest income	20,125	20,320	82,027	79,736

Interest expense
Deposits	7,245	7,759	30,151	31,469
Short-term borrowings	1,847	1,401	7,114	4,048
Long-term borrowings	1,581	1,195	6,558	5,152
Total interest expense	10,673	10,355	43,823	40,669

Net interest income	9,452	9,965	38,204	39,067
Provision for loan losses	1,200	375	2,350	1,725
Net interest income after provision for loan losses	8,252	9,590	35,854	37,342

Noninterest income
Service charges on deposit accounts	1,211	1,329	4,794	4,821
Trust services	194	196	758	767
Investment advisory fees	1,950	1,677	7,920	8,040
Increase in cash value of bank-owned life insurance	229	220	890	857
Net realized gains (losses) from sales of securities held for sale	3	(24)	5	(171)
Other income	511	482	1,685	1,557
Total noninterest income	4,098	3,880	16,052	15,871

Noninterest expense
Salaries and employee benefits	3,235	3,446	13,560	13,937
Occupancy expense	869	885	3,579	3,433
Data processing expense	500	488	1,912	1,920
Other expense	1,408	1,268	5,459	5,388
Total noninterest expense	6,012	6,087	24,510	24,678

Income before income taxes	6,338	7,383	27,396	28,535
Income taxes	1,936	2,380	8,476	9,128
Net income	$4,402	$5,003	$18,920	$19,407

PERFORMANCE HIGHLIGHTS
Return on average equity	14.51%	17.85%	16.21%	18.08%
Return on average assets	1.33%	1.54%	1.45%	1.49%
Net interest margin	3.21%	3.44%	3.28%	3.38%
Efficiency ratio	43.14%	42.59%	43.91%	43.42%